UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2009

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

IOWA	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

(515) 284-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 8, 2009, Meredith Corporation (the "Company") announced that it had recorded a pre-tax special charge of approximately $16 million in the second quarter of its fiscal year ended June 30, 2009. The charge included:
1)

A $10 million charge related to the cost of a Companywide workforce reduction of approximately 275 employees. Approximately 25 of these positions will be offset with new positions created as the Company relocates certain functions including the relocation of the creative functions of ReadyMade magazine and Parents.com to its Des Moines headquarters.

2)	The write-off of deferred subscriber costs, manuscripts and artwork of $6 million related to Country Home magazine which will be closed effective with the March 2009 issue.

These actions were committed to in December 2008 and are related to an effort to improve operating efficiencies as the recessionary economy has significantly impacted the Company's advertising revenue. The $10 million charge associated with the workforce reduction relates to severance costs and will result in future cash expenditures. These actions will largely be completed by the end of the Company's 2009 fiscal year.

The Company's news release concerning same is attached as an exhibit.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

	99	News release issued by Meredith Corporation dated January 8, 2009, concerning special charge taken in the second quarter of its fiscal year ended June 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION Registrant

/s/ Joseph H. Ceryanec

Joseph H. Ceryanec Vice President - Chief Financial Officer (Principal Financial and Accounting Officer)

Date: January 13, 2009

Index to Exhibits
Exhibit Number	Item

99	News release issued by Meredith Corporation dated January 8, 2009, concerning special charge taken in the second quarter of its fiscal year ended June 30, 2009.